Exhibit 99.1

Badger Meter Reports Increased Third Quarter Sales, Net Earnings and Earnings Per Share

MILWAUKEE--(BUSINESS WIRE)--October 16, 2012--Badger Meter, Inc. (NYSE: BMI) today reported increased sales, earnings and earnings per share for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

  Net sales were $87,130,000 for the third quarter of 2012, a 25.0% increase from sales of $69,698,000 for the third quarter of 2011.
  Net earnings were $8,857,000 for the third quarter of 2012, a 28.7% increase from net earnings of $6,880,000 for the third quarter of 2011.
  Diluted earnings per share were $0.62 for the third quarter of 2012, a 34.8% increase from diluted earnings per share of $0.46 for the third quarter of 2011.

First Nine Months 2012 Highlights

  Net sales were $245,337,000 for the first three quarters of 2012, a 21.3% increase from sales of $202,205,000 for the same period in 2011.
  Net earnings were $22,548,000 for the first three quarters of 2012, a 25.4% increase from net earnings of $17,974,000 for the first nine months of 2011.
  Diluted earnings per share were $1.56 for the first nine months of 2012, a 31.1% increase from diluted earnings per share of $1.19 for the same period in 2011.

Operations Review

“This was a strong quarter for Badger Meter, with all three of our product categories contributing to the improvement. The 25% increase in sales, combined with significantly improved profit margins and ongoing cost controls, generated a 77% increase in operating earnings, compared to last year’s weak third quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the increase in third quarter sales reflected the addition of Racine Federated, Inc. in January, along with higher sales of the company’s municipal water products. He noted that net earnings for the third quarter of 2011 benefited from recognition of previously unrecognized tax benefits for certain tax deductions taken on prior tax returns amounting to approximately $0.10 per share after tax.

The gross profit margin was 39.4% for the third quarter of 2012, compared to 32.7% in the third quarter of 2011. “The improvement reflected greater manufacturing utilization resulting from the increased sales, the higher margins on the Racine Federated products, and lower copper prices than in last year’s third quarter,” Meeusen said. He noted that the increased selling, engineering and administration expenses in the third quarter were primarily due to the Racine Federated acquisition.

“Several new products continue to gain traction in the market, including the ORION® SE advanced metering analytics system and the E-Series® ultrasonic meter. Sales of these products are in smaller quantities as customers test the new technologies. The adoption process in the municipal water market is typically longer than in many other industries and we are encouraged by where we are at this point,” added Meeusen.

“Badger Meter remains financially strong. Our debt to total capitalization ratio was slightly below 30% at the end of the third quarter, even with the purchase of Racine Federated early in the year. We completed a $30 million stock buyback program last quarter and increased our quarterly common stock dividend by 6.25% to $0.17 per share in August. Our strong cash flow and balance sheet enable us to return capital to shareholders as well as continue to invest in new product development and marketing initiatives,” Meeusen said.

“Our strong third quarter performance gives us a good tailwind into the fourth quarter. However, our fourth quarter is typically softer than the third quarter and we are still seeing some uncertainty in the utility market related to the economy and municipal budgeting. Long term, we remain optimistic about the future of Badger Meter and the fundamentals of the water industry,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2012 third quarter results on Wednesday, October 17, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8040 and entering the passcode 19344617. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3JEGQ7GL. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the conference call will be available through Wednesday, October 24, by dialing 1-888-286-8010 and entering the passcode 20182728. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Net sales	$87,130	$69,698	$245,337	$202,205
Cost of sales	52,800	46,918	151,942	131,768
Gross margin	34,330	22,780	93,395	70,437
Sales, engineering and administration	20,219	14,791	57,741	44,933
Operating earnings	14,111	7,989	35,654	25,504
Interest expense (income)	286	(87)	729	121
Earnings before income taxes	13,825	8,076	34,925	25,383
Provision for income taxes	4,968	1,196	12,377	7,409
Net earnings	$8,857	$6,880	$22,548	$17,974

Earnings per share amounts:

Basic	$0.63	$0.46	$1.57	$1.20
Diluted	$0.62	$0.46	$1.56	$1.19
Shares used in computation of earnings per share:

Basic	14,128,055	14,989,366	14,393,644	14,959,202
Diluted	14,185,906	15,058,475	14,458,784	15,043,541

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2012	2011
	(Unaudited)

Cash	$6,056	$4,975
Receivables	53,689	41,168
Inventories	60,214	49,436
Other current assets	7,003	5,616

Total current assets	126,962	101,195

Net property, plant and equipment	68,502	66,102
Intangible assets, at cost less accumulated amortization	59,845	33,680
Other long-term assets	5,691	8,568
Goodwill	35,670	9,365

Total assets	$296,670	$218,910

Liabilities and Shareholders’ Equity

Short-term debt	$71,181	$1,790
Payables	20,966	11,365
Accrued compensation and employee benefits	9,196	6,734
Other liabilities	2,928	2,524

Total current liabilities	104,271	22,413

Deferred income taxes	10,258	0
Long-term employee benefits and other	15,057	17,216
Long-term debt	0	0
Shareholders’ equity	167,084	179,281

Total liabilities and shareholders’ equity	$296,670	$218,910

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702